Exhibit 99

                          SECURITY FEDERAL SAVINGS BANK
                                 AND SUBSIDIARY

                           Consolidated Balance Sheets
                                   (Unaudited)
                                 (in thousands)

                                                                            December 31,           March 31
                                                                                1996                 1997
                                                                                ----                 ----

Cash and due from banks                                                    $           396      $           544
Interest-earning deposits                                                            1,018                1,057
Investment securities:
   Held to maturity (market value of $613
     in 1996 and $594 in 1997)                                                         715                  720
   Available for sale (amortized cost of $599
     in 1996 and $599 in 1997)                                                         597                  594
Loans receivable, net                                                               36,808               37,222
Mortgage-backed securities:
   Available for sale (amortized cost of $5,941 in
     1996 and $5,783 in 1997)                                                        5,768                5,592
Premises and equipment, net                                                            533                  527
Real estate                                                                             60                 -
Federal Home Loan Bank stock                                                           394                  401
Interest receivable                                                                    257                  255
Other                                                                                   33                  167
                                                                           ---------------      ---------------

         Total assets                                                      $        46,579      $        47,079
                                                                           ===============      ===============

   Liabilities and Equity
   ----------------------

Deposits                                                                   $        40,765      $        41,691
Federal Home Loan Bank advances                                                        800                 -
Advance payments by borrowers for taxes and insurance                                  202                  345
Accrued expenses and other liabilities                                                 122                  148
Income taxes payable:

   Current                                                                              13                   84
   Deferred                                                                              1                    -
                                                                           ---------------      ---------------
         Total liabilities                                                          41,903               42,268
                                                                           ---------------      ---------------

Commitments and contingencies

Equity:
   Retained income, substantially restricted                                         4,784                4,929
   Unrealized losses on securities available for sale,
     net of income taxes                                                              (108)                (118)
                                                                           ---------------      ---------------
         Total equity                                                                4,676                4,811
                                                                           ---------------      ---------------

         Total liabilities and equity                                      $        46,579      $        47,079
                                                                           ===============      ===============


The accompanying notes are an integral part of these consolidated financial statements.

                          SECURITY FEDERAL SAVINGS BANK
                                 AND SUBSIDIARY

                        Consolidated Statements of Income
                                   (Unaudited)
                                 (in thousands)

                                                                                  For Three Months Ended
                                                                                        March 31,
                                                                         -----------------------------------------
                                                                                1996                 1997
                                                                                ----                 ----
Interest income:
   Loans                                                                   $           699      $           779
   Mortgage-backed securities                                                          101                   83
   Investments                                                                          22                   24
   Interest earning deposits                                                            25                    9
                                                                           ---------------      ---------------
         Total interest income                                                         847                  895
                                                                           ---------------      ---------------

Interest expense:
   Deposits                                                                            508                  491
   Federal Home Loan Bank advances                                                       -                    3
                                                                           ----------------     ---------------
         Total interest expense                                                        508                  494
                                                                           ---------------      ---------------

         Net interest income                                                           339                  401

Provision for loan losses                                                                8                    -
                                                                           ---------------      ---------------

         Net interest income after provision
           for loan losses                                                             331                  401
                                                                           ---------------      ---------------

Noninterest income:
   Loan fees and service charges                                                        41                   35
   Other                                                                                 5                    5
                                                                           ---------------      ---------------
         Total noninterest income                                                       46                   40
                                                                           ---------------      ---------------

Noninterest expenses:
   Compensation                                                                        102                  118
   Employee benefits                                                                    13                   16
   Net occupancy expense                                                                20                   16
   Deposit insurance premiums                                                           23                    2
   Data processing                                                                      18                   19
   Other                                                                                46                   46
                                                                           ---------------      ---------------
         Total noninterest expenses                                                    222                  217
                                                                           ---------------      ---------------

         Income before income taxes                                                    155                  224

Income tax expense                                                                      53                   79
                                                                           ---------------      ---------------

         Net income                                                        $           102      $           145
                                                                           ===============      ===============

The accompanying notes are an integral part of these consolidated financial statements.

                          SECURITY FEDERAL SAVINGS BANK
                                 AND SUBSIDIARY

                      Consolidated Statements of Cash Flows
                                   (Unaudited)
                                 (in thousands)

                                                                                  For Three Months Ended
                                                                                        March 31,
                                                                         -----------------------------------------
                                                                                1996                 1997
                                                                                ----                 ----
Operating activities:
   Net income                                                              $           102      $           145
   Adjustments to reconcile net income to net
     cash provided (used) by operating activities:
     Depreciation                                                                       14                   12
     Provision for loan losses                                                           8                 -
     Deferred income taxes (benefit)                                                  -                    -
     Net increase (decrease) in deferred loan fees                                      (4)                 (17)
     Accretion of discounts on investment securities, net                               (5)                  (5)
     Amortization of premiums on mortgage-backed securities                              4                    4
     FHLB stock dividends                                                               (6)                  (7)
     Decrease (increase) in interest receivable                                        (17)                   2
     Decrease (increase) in other assets                                               (13)                 (22)
     Increase (decrease) in accrued expenses and other liabilities                     (26)                  26
     Increase in current income taxes                                                   31                   71
                                                                           ---------------      ---------------
         Net cash provided by operating activities                                      88                  209
                                                                           ---------------      ---------------

Investing activities:
   Purchase of investment securities held to maturity                               (1,000)                -
   Maturities of investment securities available for sale                              250                 -
   Principal payments on mortgage-backed securities
     available for sale                                                                264                  154
   Net increase in loans                                                              (573)                (358)
   Purchase of equipment                                                                (7)                  (6)
                                                                           ----------------     ----------------
         Net cash provided (used) in investing activities                           (1,066)                (210)
                                                                           ---------------      ----------------




                                                                     (continued)

                          SECURITY FEDERAL SAVINGS BANK
                                 AND SUBSIDIARY

                Consolidated Statements of Cash Flows, Continued
                                   (Unaudited)
                                 (in thousands)

                                                                                  For Three Months Ended
                                                                                        March 31,
                                                                         -----------------------------------------
                                                                                1996                 1997
                                                                                ----                 ----
Financing activities:
   Net increase in deposits                                                $           337      $           926
   Increase (decrease) in advance payments by borrowers
     for taxes and insurance                                                           125                  143
   Payment of conversion cost                                                         -                     (81)
   Repayment of FHLB advances                                                         -                    (800)
                                                                           ---------------      ---------------
         Net cash provided by financing activities                                     462                  188
                                                                           ---------------      ---------------

         Increase (decrease) in cash and

            cash equivalents                                                          (516)                 187

Cash and cash equivalents at beginning of year                                       2,729                1,414
                                                                           ---------------      ---------------

Cash and cash equivalents at end of year                                   $         2,213      $         1,601
                                                                           ===============      ===============

Supplemental  disclosures  of cash flow  information:
   Cash paid during the year for:
     Interest on deposits and other borrowings                             $           533      $           491
     Income taxes                                                                        8                    7
                                                                           ===============      ===============














The accompanying notes are an integral part of these consolidated financial statements.

                          SECURITY FEDERAL SAVINGS BANK
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements
                                   (Unaudited)

1.   Basis of Preparation
     --------------------

     The consolidated financial statements included herein are for the Savings Bank and the Savings Bank's wholly owned subsidiary, SFS, Inc.(SFS). The impact of SFS on the consolidated financial statements is insignificant. SFS has no operating activity other than to own stock in the third-party service bureau. All significant intercompany items have been eliminated.

     The accompanying unaudited consolidated financial statements were prepared in accordance with instructions for Form 10-QSB and therefore, do not include all disclosures necessary for a complete presentation of the consolidated balance sheets, consolidated statements of income and consolidated statements of cash flows in conformity with generally accepted accounting principles. However, all adjustments which are, in the opinion of management, necessary for the fair presentation of the interim financial statements have been included. All such adjustments are of a normal recurring nature. The statement of income for the three month period ended March 31, 1997 is not necessarily indicative of the results which may be expected for the entire year.

     It is suggested that these unaudited consolidated financial statements be read in conjunction with the audited consolidated financial statements and notes thereto for the Bank for the year ended December 31, 1996.

2.    Plan of Conversion
      ------------------

      On January 15, 1997, the Bank's Board of Directors formally approved a plan ("Plan") to convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank subject to approval by the Bank's members as of a still-to-be determined future voting record date. The Plan, which includes formation of a holding company, is subject to approval by the Office of Thrift Supervision (OTS) and includes the filing of a registration statement with the Securities and Exchange Commission. The Bank received regulatory approval on April 14, 1997. As of March 31, 1997, the Bank had incurred conversion costs of approximately $91,000. If the conversion is ultimately successful, actual conversion costs will be accounted for as a reduction in gross proceeds. If the conversion is unsuccessful, the conversion costs will be expensed.

      The Plan calls for the common stock of the Bank to be purchased by the holding company and for the common stock of the holding company to be offered to various parties in a subscription offering at a price based on an independent appraisal. It is anticipated that any shares not

SFB BANCORP, INC. AND SUBSIDIARY
                          Notes to Consolidated Financial Statements, Continued
--------------------------------------------------------------------------------

     purchased in the subscription offering will be offered in a direct community offering, and then any remaining shares offered to the general public in a solicited offering.

      The stockholders of the holding company will be asked to approve a proposed stock option plan and a proposed restricted stock plan at a meeting of the stockholders after the conversion. Shares issued to directors and employees under these plans may be from authorized but unissued shares of common stock or they may be purchased in the open market. In the event that options or shares are issued under these plans, such issuances will be included in the earnings per share calculation; thus, the interests of existing stockholders would be diluted.

      The Bank may not declare or pay a cash dividend if the effect thereof would cause its net worth to be reduced below either the amounts required for the liquidation account discussed below or the regulatory capital requirements imposed by federal regulations.

      At the time of conversion, the Bank will establish a liquidation account, which will be a memorandum account that does not appear on the balance sheet, in an amount equal to its retained income as reflected in the latest consolidated balance sheet used in the final conversion prospectus. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their deposit accounts in the Bank after conversion. In the event of a complete liquidation of the Bank (and only in such an event), eligible depositors who continue to maintain accounts shall be entitled to receive a distribution from the liquidation account before any liquidation may be made with respect to common stock.